UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 1, 2008

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

1480 Northern Pacific Road
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

Net sales during the first quarter ending March 31, 2008 of $2,367,000 were up $611,000, or 34.8% compared to net sales of $1,756,000 for the quarter ending March 31, 2007.  For the quarter ending March 31, 2008 the company experienced an operating loss of $468,000 versus an operating loss for the quarter ending March 31, 2007 of $657,000.

In summary, the decrease in operating loss of $189,000 was due to an increase in net sales and gross margin, partially offset by higher selling, general and administrative expenses.  A net loss from continuing operations of $637,000 was realized during the first quarter ending March 31, 2008, compared to a quarter ending March 31, 2007 net loss of $428,000, with the primary difference related to the suspension of recording any tax benefit on ongoing losses during the first quarter of 2008.  Net gain on the disposal of discontinued operations for the quarter ending March 31, 2008 was $45,000 versus a net loss of $20,000 for the quarter ending March 31, 2007.  Net loss for the quarter ending March 31, 2008 of $592,000, or $(.26) per diluted share, compares to a net loss of $449,000, or $(.20) per diluted share during the quarter ending March 31, 2007.

Item 8.01 Other Events.

On April 30, 2008, Nature Vision closed on the acquisition of certain assets of MarCum Technologies, Inc. (MarCum) a manufacturer and distributor of electronic sonar and underwater camera devices, pursuant to the terms of an Asset Purchase Agreement dated April 30, 2008 among Nature Vision, MarCum, Duane Cummings, Ray Marzean and Paul Thorne, (the “Asset Purchase Agreement”).

The transaction involved the acquisition by Nature Vision of equipment, inventories, intellectual property, general intangibles and certain other assets of MarCum for an undisclosed purchase price. The purchase price was paid in cash at closing.  The purchase price is subject to adjustment for the final inventory reconciliation as provided in the Asset Purchase Agreement.

“We are very excited to fold MarCum Technology into our family of branded outdoor recreation products” states Jeff Zernov, President and CEO of Nature Vision. “In addition to their current product offering the acquired patents and trademarks give us a very strong intellectual property platform to build upon. “

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.

Date: May 1, 2008
/s/ David M. Kolkind
David M. Kolkind
Chief Financial Officer